UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8—K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

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Date of report (date of earliest event reported):  January 7, 2008

SIGNALIFE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-111683	87-0441351
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

531 Main Street Suite 301 Greenville, South Carolina 29601 (864) 233-2300
(Address of principal executive offices) (Zip Code) (Registrant's telephone number, including area code)
N/A
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Signalife, Inc. (“we”, “our company” or “Signalife”) files this report on Form 8-K to report the following transactions or events:

Section 3 — Securities and Trading Markets

Item 3.01.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 7, 2008, the American Stock Exchange (“AMEX”) issued a deficiency letter to Signalife pursuant to which it advised Signalife that it would need to comply with the $6 million stockholders’ equity threshold required for continued listing under AMEX Rules 1003(a)(iii).  This notification was triggered by the recent decline of Signalife’s market capitalization to less than $50 million, which previously exempted Signalife from meeting the minimum stockholders’ equity requirement.  Pursuant to the letter, Signalife will be required to submit to AMEX by February 6, 2008 for its review and acceptance a plan to bring the company into compliance with the aforesaid stockholders’ equity requirement within a sixteen month period or by such earlier date as AMEX may deem reasonable.  Signalife is presently preparing a plan to submit to AMEX to address the stockholders’ equity matter.

The deficiency letter is the second instance in which AMEX noted the decline in Signalife’s market price to below the $50 million level.  Signalife received the earlier deficiency letter from AMEX in June 2007, pursuant to which Signalife provided a plan to AMEX which was not rejected by AMEX and which Signalife will amend and resubmit in response to this latest notice.  This earlier deficiency was cured in October 2007 as a result of the return of Signalife’s market capitalization to above $50 million.

No guarantee can be given that AMEX will accept the plan or that Signalife will be able to so increase its stockholders’ equity to the $6 million threshold within the period stipulated by AMEX, either of which would lead to a delisting of Signalife’s common shares from the AMEX market.  If Signalife’s market capitalization were to again return to levels above $50 million, and were maintained at that level, and if the Company was otherwise in compliance with all AMEX rules, then the new plan to be submitted will not need to be implemented.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Greenville, South Carolina, this 11th day of January, 2008.

Section 9 — Financial Statements and Exhibits

(d)

Exhibits:

99.1

Letter from AMEX

99.2

News Release

SIGNALIFE, INC., a Delaware corporation
By:	/s/ Lowell T. Harmison
Lowell T. Harmison President and Chief Operating Officer (principal executive officer)